Exhibit 99.1

Altria Group, Inc. (Altria) Holds 2008 Annual Meeting of Stockholders, Announces

Preliminary Voting Results and Declares a Quarterly Dividend of $0.29 Per Share

Richmond, VA — May 28, 2008— Altria Group, Inc. (NYSE: MO) held its 2008 Annual Meeting of Stockholders today. Altria Chairman and Chief Executive Officer, Michael E. Szymanczyk, told an audience of approximately 300 stockholders that the company is committed to delivering superior shareholder return by responsibly providing adult tobacco consumers with superior branded products.

“Altria and its operating companies have dedicated employees, strong brands, remarkable cash flows, disciplined financial management, and an increasingly diverse tobacco product portfolio,” Mr. Szymanczyk said. “I believe that these strengths should enable Altria to deliver consistent annual total shareholder return in excess of 12%.”

Also during the meeting, Altria reaffirmed its 2008 guidance for adjusted diluted earnings per share from continuing operations in the range of $1.63 to $1.67. This represents a growth rate of approximately 9% to 11% from an adjusted base of $1.50 per share in 2007. “This full-year earnings per share forecast reflects expected stronger earnings per share growth in the second half of this year when compared to the first half,” said Mr. Szymanczyk.

With approximately 87% of the outstanding shares entitled to vote represented at the meeting in person or by proxy, the eight nominees named in the proxy statement were elected directors; the selection of PricewaterhouseCoopers LLP as auditors was ratified; and six stockholder proposals were defeated. For a detailed review of the preliminary voting results, please see the information listed below.

Following today’s Annual Meeting of Stockholders, Altria’s Board of Directors declared a quarterly dividend of $0.29 per common share, payable on July 10, 2008 to stockholders of record as of June 13, 2008. The ex-dividend date is June 11, 2008.

The new quarterly dividend rate of $0.29 per common share reflects an adjustment for the Philip Morris International Inc. spin-off, which was completed on March 28, 2008. The $0.29 dividend rate reflects an anticipated annualized dividend rate of $1.16 per share.

Preliminary Voting Results 2008 Altria Group, Inc. Annual Meeting of Stockholders

Preliminary voting results follow. Final voting results will be included in the Altria’s second-quarter 2008 Form 10-Q filing. A copy of Mr. Szymanczyk’s business presentation and a replay of the audio webcast of the Altria Group, Inc. 2008 Annual Meeting of Stockholders is available at www.altria.com until 5:00 p.m. Eastern Time on Friday, June 27, 2008.

At the Annual Meeting of Stockholders, held in Richmond, Virginia on May 28, 2008, approximately 87% of the outstanding shares entitled to vote were represented in person or by proxy.

Each of the eight nominees for director named in the company’s proxy statement was elected to a one-year term, with more than 97% of shares voting cast in favor of each nominee’s election.

The selection of PricewaterhouseCoopers LLP as auditors was ratified.

6601 West Broad Street, Richmond, VA 23230

Of the six stockholder proposals presented at the meeting, all were defeated:

Proposal One: Shareholders Say on Executive Pay

Defeated – 37% of the shares voting on the proposal voted in favor; 63% voted against.

Proposal Two: Cumulative Voting

Defeated – 37% of the shares voting on the proposal voted in favor; 63% voted against.

Proposal Three: Apply Globally Practices Demanded By the Master Settlement Agreement

Defeated – 4% of the shares voting on the proposal voted in favor; 96% voted against.

Proposal Four: Stop Youth-Oriented Ad Campaigns

Defeated – 5% of the shares voting on the proposal voted in favor; 95% voted against.

Proposal Five: “Two Cigarette” Approach to Marketing

Defeated – 4% of the shares voting on the proposal voted in favor; 96% voted against.

Proposal Six: Endorse Health Care Principles

Defeated – 5% of the shares voting on the proposal voted in favor; 95% voted against.

Altria Group, Inc. Profile

As of May 28, 2008, Altria owned 100% of each of Philip Morris USA Inc. (PM USA), John Middleton Co. (Middleton) and Philip Morris Capital Corporation, and approximately 28.6% of SABMiller plc. The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Parliament, Virginia Slims, Basic and Black & Mild. Altria recorded 2007 revenues net of excise taxes from continuing operations of $15.2 billion.

Trademarks and service marks referenced in this release are the property of, or licensed by, Altria Group, Inc. or its subsidiaries.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Altria’s tobacco subsidiaries (PM USA and Middleton) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in raw material costs; fluctuations in levels of customer inventories; the effects of local economic and market conditions; changes to income tax laws; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the company’s understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds.

Altria and its subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the period ended December 31, 2007 and its Quarterly Report on Form 10-Q for the period ended March 31, 2008. Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

CONTACT: Altria Client Services

                     Investor Relations

                     804-484-8222

SOURCE: Altria Group, Inc.

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